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                                                                     EXHIBIT 5.1

                                 April 22, 1998






ChatCom, Inc.
9600 Topanga Canyon Boulevard
Chatsworth, California 91311

Gentlemen:

     We have acted as counsel for ChatCom, Inc., a California corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement relates to the offer and sale by the selling securityholders named therein (the "Selling Securityholders") of 1,609,523 currently outstanding shares (the "Outstanding Shares") and up to 15,788,749 shares (the "Issuable Shares") of Common Stock, no par value ("Common Stock"), of the Company that are issuable (i) upon conversion of currently outstanding shares of Series D Convertible Preferred Stock (the "Series D Preferred Shares") of the Company or in payment of any dividends on the Series D Preferred Shares that the Company may pay in shares of Common Stock, (ii) upon conversion of currently outstanding shares of Series E Convertible Redeemable Preferred Stock (the "Series E Preferred Shares") of the Company or in payment of any dividends on the Series E Preferred Shares that the Company may pay in shares of Common Stock, (iii) upon conversion of currently outstanding shares of Series F Convertible Redeemable Preferred Stock (the "Series F Preferred Shares") of the Company or in payment of any dividends on the Series F Preferred Shares that the Company may pay in shares of Common Stock, (iv) upon conversion of currently outstanding shares of Series G Convertible Preferred Stock (the "Series G Preferred Shares") of the Company or in payment of any dividends on the Series G Preferred Shares that the Company may pay in shares of Common Stock, (v) upon conversion of currently outstanding 9.5% Convertible Subordinated Notes (the "Convertible Notes") of the Company or in payment of any interest on the Convertible Notes that the Company may pay in shares of Common Stock, (vi) upon exercise of currently outstanding options to purchase 200,000 shares of Common Stock (the "Options"), and (vii) upon exercise
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of currently outstanding warrants to purchase shares of Common Stock (the
"Warrants"). The Warrants consist of warrants to purchase 400,000 shares of Common Stock issued in connection with the sale of the Series D Preferred Shares to the holders of those shares, warrants to purchase 254,545 shares of Common Stock issued in connection with the sale of the Series E Preferred Shares to the holders of those shares, warrants to purchase 285,000 shares of Common Stock issued in connection with the sale of the Series F Preferred Shares and the Series G Preferred Shares to the holder of those shares, warrants to purchase 150,000 shares of Common Stock issued in connection with the sale of the Convertible Notes to the holders of the Convertible Notes, and warrants to purchase 20,000 shares of Common Stock issued to us for certain legal services previously rendered to the Company.

     In acting as counsel to the Company, we have examined originals or copies, certified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary, and we are familiar with the proceedings heretofore taken by the Company in connection with the authorization, issue and sale by the Company to the Selling Securityholders of the Outstanding Shares, the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares, the Convertible Notes, the Options and the Warrants. In addition, we have examined such books and records of the Company as in our judgment is necessary or appropriate to enable us to render the opinions expressed below.

     We are opining herein only as to the effect of the federal laws of the United States and the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. To the extent that all or a substantial number of the Issuable Shares are issued, an increase in the authorized number of shares of the Company's Common Stock may be required, and we have assumed that any required increase will have been effected by an amendment to the Company's Articles of Incorporation prior to such issuance.

     Based on the foregoing, it is our opinion that, subject to effectiveness with the Commission of the Registration
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Statement, the Outstanding Shares are and the Issuable Shares will be, when issued and paid for in accordance with the terms of the Certificates of Determination for the Series D Preferred Shares, the Series E Preferred Shares, the Series F Preferred Shares and the Series G Preferred Shares, the Convertible Notes, the Options and the Warrants, as applicable, and when sold by the Selling Securityholders in the manner contemplated in the Prospectus made part of the Registration Statement, legally issued, fully paid and nonassessable.

     We call to your attention the fact that this firm owns warrants to purchase 20,000 shares of Common Stock at $1.375 per share as disclosed in the Prospectus under "Legal Matters" and that we are one of the Selling Securityholders listed therein.

     We consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement and Prospectus of the Company made a part thereof. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in
Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.


                                    Very truly yours,

                                    /s/ Troy & Gould

                                    TROY & GOULD
                                    Professional Corporation